Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Cytec Industries Inc. on Form S-8 (No. 333-151635) of our report, dated June 26, 2013, on our audits of the financial statements and supplemental schedules of Cytec Employees’ Savings and Profit Sharing Plan as of December 31, 2012 and 2011 and for the year ended December 31, 2012, which report is included in this annual report on Form 11-K filed on or about June 26, 2013.

/s/ EISNERAMPER LLP

Bridgewater, New Jersey
June 26, 2013